Exhibit (d)(24)

AMENDMENT NO. 23 TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT is made as of the 1st day of November 2023 to the Investment Advisory Agreement dated February 5, 2018, as amended (the “Agreement”), by and between AdvisorShares Trust (the “Trust”) and AdvisorShares Investments, LLC (the “Adviser”).

WHEREAS, the parties desire to revise Schedule A to the Agreement to reflect the removal of the AdvisorShares Alpha DNA Equity Sentiment ETF, AdvisorShares Dorsey Wright Alpha Equal Weight ETF, AdvisorShares Dorsey Wright Small Company ETF (formerly AdvisorShares Dorsey Wright Micro-Cap ETF), AdvisorShares Drone Technology ETF, AdvisorShares Let Bob AI Powered Momentum ETF, AdvisorShares Managed Bitcoin Strategy ETF, AdvisorShares Newfleet Multi-Sector Income ETF, AdvisorShares North Square McKee Core Reserves ETF, AdvisorShares Poseidon Dynamic Cannabis ETF, and AdvisorShares Q Portfolio Blended Allocation ETF;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(1) Schedule A to the Agreement is hereby replaced with Schedule A attached hereto; and

(2) All other terms and conditions of the Agreement remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date set forth above.

ADVISORSHARES TRUST,
on behalf of each series set forth on Schedule A

/s/ Dan Ahrens
Name:	Dan Ahrens
Title:	Treasurer and Secretary

ADVISORSHARES INVESTMENTS, LLC

/s/ Dan Ahrens
Name:	Dan Ahrens
Title:	Managing Director/COO

SCHEDULE A

DATED NOVEMBER 1, 2023

to the

INVESTMENT ADVISORY AGREEMENT

DATED FEBRUARY 5, 2018

between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser, as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
AdvisorShares Dorsey Wright ADR ETF	0.75%
AdvisorShares Ranger Equity Bear ETF	1.50%
AdvisorShares Insider Advantage ETF	0.70%
AdvisorShares STAR Global Buy-Write ETF	0.85%
AdvisorShares Focused Equity ETF	0.75% plus performance fee adjustment*
AdvisorShares Vice ETF	0.60%
AdvisorShares Dorsey Wright Short ETF	0.75%
AdvisorShares Pure Cannabis ETF	0.60% less the acquired fund fees and expenses related to any investment in AdvisorShares Pure US Cannabis ETF
AdvisorShares Dorsey Wright FSM US Core ETF	0.75%
AdvisorShares Dorsey Wright FSM All Cap World ETF	0.75%
AdvisorShares Pure US Cannabis ETF	0.60%
AdvisorShares Q Dynamic Growth ETF	1.00% plus performance fee adjustment*
AdvisorShares Hotel ETF	0.60%
AdvisorShares Restaurant ETF	0.60%
AdvisorShares Gerber Kawasaki ETF	0.75%
AdvisorShares Psychedelics ETF	0.60%
AdvisorShares MSOS 2x Daily ETF	0.85%

*	The Adviser’s advisory fee has two components – the base fee and the performance fee adjustment. The base fee is the pre-determined rate at which the Adviser is paid when the Fund’s net performance is in line with Fund’s pre-determined performance benchmark. The base fee is subject to an upward or downward adjustment by the performance fee. If the Fund outperforms the performance benchmark, the Adviser may receive an upward fee adjustment. If the Fund underperforms the performance benchmark, the Adviser may receive a downward fee adjustment. The Adviser’s annual base fee based on the Fund’s average daily net assets. The performance fee adjustment is derived by comparing the Fund’s performance over a rolling twelve-month period to its performance benchmark, which is set forth in the table below. The base fee is adjusted at a rate of 0.02% for every 0.25% to 0.50% of out-performance or under-performance compared to the performance benchmark, but only up to 2.00% of the performance benchmark. As a result, the maximum possible performance fee adjustment, up or down, to the base fee is 0.10%. Accordingly, the Adviser’s annual advisory fee may range as follows, based on the Fund’s average daily net assets:

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Fund	Performance Benchmark	Annual Advisory Fee Range
AdvisorShares Focused Equity ETF	S&P 500 Index	0.65% to 0.85%
AdvisorShares Q Dynamic Growth ETF	S&P 500 Index	0.90% to 1.10%

***

New funds and advisory fee changes appear in bold; fund name changes appear in italics.

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